Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. REPORTS PRELIMINARY UNAUDITED FISCAL 2017

FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, April 17, 2018. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today announced its preliminary unaudited financial results for the fiscal 2017 fourth quarter and fiscal year, which ended February 3, 2018.

The financial results discussed in this press release regarding the fiscal 2017 results are unaudited and should be considered preliminary and subject to change. The Company plans to file its 2017 Annual Report on Form 10-K on or before the due date of May 4, 2018.

Fourth Quarter Results

The Company reported net sales of $406.8 million for the fiscal 2017 fourth quarter, an increase of $24.3 million, or 6.4% compared to the fiscal 2016 fourth quarter. Fiscal 2017 fourth quarter included 14 weeks of operations compared to fiscal 2016 fourth quarter, which included 13 weeks. Net sales for the additional week of operations were $20.0 million. The balance of the sales increase was attributable to a favorable foreign currency translation effect of our non-U.S. net sales, an increase in new concession and company-operated store sales, partially offset by the effect of store closures, a decrease in same store sales and decreased franchisee sales. Net sales would have increased 2.4% excluding the impact of foreign currency exchange rate changes.

“We are pleased the restructuring process is proceeding as planned with relatively little impact to customers,” said Ron Marshall, Claire’s Chief Executive Officer. “Our underlying business is sound and the steps we are taking will substantially reduce the debt on our balance sheet to help ensure Claire’s long term success. We look forward to emerging as a healthier, more profitable company – one that can nimbly adjust to the changing dynamics of the retail landscape and will be a strong business partner for suppliers, concessions partners and franchisees.”

Consolidated same store sales decreased 0.8% for the 13 weeks ended January 27, 2018 compared to the 13 weeks ended January 28, 2017, with North America same store sales increasing 1.1% and Europe same store sales decreasing 3.8%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates. For the fiscal 2018 first quarter-to-date period, consolidated same store sales have increased in the low single digit range, with North America outperforming Europe.

Gross profit percentage increased 250 basis points to 53.6% during the fiscal 2017 fourth quarter versus 51.1% for the prior year quarter. This increase in gross profit percentage consisted of a 180 basis point decrease in occupancy costs, 60 basis point increase in merchandise margin and a 10 basis point decrease in buying and buying-related costs. The decrease in occupancy costs, as a percentage of sales, was primarily caused by the leveraging effect of concession store sales, which do not have associated occupancy costs. The increase in merchandise margin resulted primarily from higher initial markup and a decrease in markdowns.

Selling, general and administrative expenses increased $19.9 million, or 15.9%, compared to the fiscal 2016 fourth quarter. Excluding the extra week of operations in Fiscal 2017 and excluding an unfavorable $5.1 million foreign currency translation effect, selling, general and administrative expenses would have increased $7.9 million. Excluding the extra week of operations in Fiscal 2017 and the foreign currency translation effect, the increase was primarily due to increased compensation-related expenses and increased concession store commission expenses due to the overall increase in our concession store sales. As we continue to open new concession stores, we expect commission expense to increase accordingly. As a percentage of net sales, selling, general and administrative expenses increased 3.0% compared to the prior year.

Adjusted EBITDA for the 14 weeks ended February 3, 2018 was $86.8 million compared to $76.9 million in the 13 week fiscal 2016 fourth quarter. Adjusted EBITDA would have been $80.2 million excluding an additional week of operations of $6.6 million in the fourth quarter of 2017. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other items. A reconciliation of net loss to Adjusted EBITDA is attached.

As of February 3, 2018, cash and cash equivalents were $42.4 million. As of February 3, 2018, the Company had $31.0 million drawn on its ABL Credit Facility and an additional $40.3 million of borrowing availability. The fiscal 2017 fourth quarter cash balance increase of $16.6 million consisted of positive impacts of $86.8 million of Adjusted EBITDA, partially offset by $40.0 million from net repayments under our ABL Credit Facility, reductions for $12.4 million of cash interest payments, $7.7 million of capital expenditures, $6.1 million from seasonal working capital uses and $4.0 million for tax payments and other items.

Fiscal 2017 Results

Fiscal 2017 net sales were $1.3 billion, an increase of $26.3 million, or 2.0% compared to fiscal 2016. Fiscal 2017 included 53 weeks of operations, compared to 52 weeks in Fiscal 2016. Consolidated same store sales increased 1.7% in fiscal 2017 for the 52 weeks ended January 27, 2018 compared to the 52 weeks ended January 28, 2017, with North America same store sales increasing 1.5% and Europe same store sales increasing 1.9%. Net sales would have increased 1.1% excluding the impact from foreign currency rate changes.

Adjusted EBITDA for the 53 weeks ended February 3, 2018 in fiscal 2017 was $218.4 million, compared to $188.2 million in fiscal 2016 which consisted of 52 weeks. Adjusted EBITDA would have been $211.8 million excluding an additional week if operations of $6.6 million in fiscal 2017. Net income for the 53 weeks ended February 3, 2018 in fiscal 2017 was $35.2 million. A reconciliation of net income to Adjusted EBITDA is attached.

Store Count as of:	February 3, 2018	October 28, 2017	January 28, 2017
North America	1,568	1,602	1,641
Europe	1,026	1,036	1,069

Subtotal Company-operated	2,594	2,638	2,710

Franchise	722	653	603

Total global stores	3,316	3,291	3,313

Concession stores	970	929	933

Chapter 11 Proceedings

On March 19, 2018, the Company and certain of its domestic subsidiaries (together with the Company, the “Debtors”), commenced voluntary chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors commenced the Chapter 11 Cases to eliminate a substantial portion of debt from the Company’s balance sheet and to position Claire’s for long-term success. Holders of approximately 96.4% of the Company’s first lien debt, 8% of its second lien notes, and 83% of its unsecured notes support the Debtors’ restructuring.

The Chapter 11 Cases are being jointly administered for procedural purposes only under the caption In re Claire’s Stores, Inc., et al., Case No. 18-10584 (MFW). Additional information regarding the Chapter 11 Cases is available in our filings with the Securities and Exchange Commission (the “SEC”), including our Current Reports on Form 8-K filed on March 19, 2018 and April 5, 2018.

Claire’s expects to operate its business in the ordinary course during its restructuring process, and its Claire’s® and Icing® locations worldwide will continue to provide their customers with the assortment of products and quality of service they have come to expect to find in the Company’s stores.

As of April 13, 2018 the Company had approximately $101 million of liquidity, comprised of global cash on hand and availability on its DIP ABL facility, net of applicable reserves.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of February 3, 2018, Claire’s Stores, Inc. operated 2,594 stores in 17 countries throughout North America and Europe, excluding 970 concession store locations. The Company franchised 722 stores in 29 countries primarily located in the Middle East, Central and Southeast Asia and Central and South America, Southern Africa, and Russia. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. Risks and uncertainties relating to any capital restructuring initiative include: risks and uncertainties relating to the Chapter 11 Cases, including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Company will operate as a debtor in possession in chapter 11, risks associated with motions filed and relief sought by third parties in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations or business prospects and increased legal and other professional costs necessary to execute the Company’s reorganization; risks and uncertainties associated with the transactions contemplated by the Debtors’ debtor-in-possession financing and restructuring support agreement, including satisfaction of the conditions thereto, which conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control, including the negotiation of terms, conditions and provisions related thereto; the ability of the Debtors to obtain requisite support for the restructuring and a chapter 11 plan of reorganization from various stakeholders; the ability of the Company to continue as a going concern; the ability of the Debtors to confirm a chapter 11 plan of reorganization; and the effects of disruption from the Chapter 11 Cases and any restructuring transactions pursued or consummated in connection therewith or relating thereto, making it more difficult to maintain business, financing and operational relationships, to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives and to maintain various licenses and approvals necessary for the Company to conduct its business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and our filings with the SEC, including the Current Reports on Form 8-K filed on March 19, 2018 and April 5, 2018 are available on Claire’s business website at: www.clairestores.com.

Contact Information

Scott Huckins, Executive Vice President and Chief Financial Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

FOURTH FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	February 3, 2018	January 28, 2017
Net sales	$406,768	$382,456
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	188,598	186,959

Gross profit	218,170	195,497

Other expenses:
Selling, general and administrative	145,015	125,126
Depreciation and amortization	12,322	13,591
Impairment of assets	1,352	39,347
Severance and transaction-related costs	913	628
Other income, net	(45)	(142)

	159,557	178,550

Operating income	58,613	16,947
Loss on early debt extinguishment	—	1,670
Interest expense, net	46,407	42,384

Income (loss) before income tax benefit	12,206	(27,107)
Income tax benefit	(65,829)	(1,263)

Net income (loss)	$78,035	$(25,844)

FISCAL YEAR TO DATE

	Twelve Months	Twelve Months
	Ended	Ended
	February 3, 2018	January 28, 2017
Net sales	$1,337,610	$1,311,316
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	664,061	682,828

Gross profit	673,549	628,488

Other expenses:
Selling, general and administrative	483,637	458,184
Depreciation and amortization	45,170	55,508
Impairment of assets	1,352	181,618
Severance and transaction-related costs	1,780	2,531
Other income, net	(8,293)	(5,635)

	523,646	692,206

Operating income (loss)	149,903	(63,718)
Gain on early debt extinguishment	—	315,653
Interest expense, net	176,610	200,187

(Loss) income before income tax benefit	(26,707)	51,748
Income tax benefit	(61,951)	(2,151)

Net income	$35,244	$53,899

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	February 3, 2018	January 28, 2017
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$42,446	$55,792
Inventories	134,690	130,239
Prepaid expenses	32,284	14,642
Other current assets	26,858	25,270

Total current assets	236,278	225,943

Property and equipment:
Furniture, fixtures and equipment	223,644	218,804
Leasehold improvements	301,338	297,636

	524,982	516,440
Accumulated depreciation and amortization	(405,284)	(381,975)

	119,698	134,465

Leased property under capital lease:
Land and building	18,055	18,055
Accumulated depreciation and amortization	(7,216)	(6,313)

	10,839	11,742

Goodwill	1,132,575	1,132,575
Intangible assets, net of accumulated amortization of $87,295 and $80,502, respectively	457,078	454,956
Other assets	44,255	40,525

	1,633,908	1,628,056

Total assets	$2,000,723	$2,000,206

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current liabilities:
Current portion of long-term debt, net	$1,894,039	$18,405
Trade accounts payable	62,965	69,731
Income taxes payable	4,049	6,083
Accrued interest payable	56,182	53,266
Accrued expenses and other current liabilities	94,934	87,146

Total current liabilities	2,112,169	234,631

Long-term debt, net	250,355	2,118,653
Revolving credit facility, net	—	3,925
Obligation under capital lease	15,970	16,388
Deferred tax liability	32,614	99,255
Deferred rent expense	34,851	34,300
Unfavorable lease obligations and other long-term liabilities	10,040	10,376

	343,830	2,282,897

Commitments and contingencies
Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	630,719	630,496
Accumulated other comprehensive loss, net of tax	(25,302)	(51,881)
Accumulated deficit	(1,060,693)	(1,095,937)

	(455,276)	(517,322)

Total liabilities and stockholder’s deficit	$2,000,723	$2,000,206

Net Income (Loss) Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, consulting fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(In Thousands)

	Three Months Ended February 3, 2018 (a)	Three Months Ended January 28, 2017	Twelve Months Ended February 3, 2018 (b)	Twelve Months Ended January 28, 2017
Net income (loss)	$78,035	$(25,844)	$35,244	$53,899
Income tax benefit	(65,829)	(1,263)	(61,951)	(2,151)
Interest expense	46,412	42,388	176,643	200,216
Interest income	(5)	(4)	(33)	(29)
Impairment of assets (c)	1,352	39,347	1,352	181,618
Loss (gain) on early debt extinguishment (d)	—	1,670	—	(315,653)
Depreciation and amortization	12,322	13,591	45,170	55,508
Amortization of intangible assets	216	916	3,393	2,970
Stock compensation, book to cash rent (e)	712	(353)	348	(1,966)
Management fees and consulting expenses (f)	2,512	1,627	3,936	4,377
Other (g)	11,058	4,869	14,314	9,436

Adjusted EBITDA	$86,785	$76,944	$218,416	$188,225

a)	Consist of 14 weeks.

b)	Consist of 53 weeks.

c)	Represents impairment charges recorded in connection with the Company’s assessment of impairment of goodwill, indefinite-lived intangible assets, and definite-lived tangible assets.

d)	Includes gain on early debt extinguishment in connection with the completion of a private exchange of notes for term loan debt and write-off of unamortized debt financing costs associated with the refinancing of the former U.S Credit Facility.

e)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

f)	Includes: the former management fee paid to Apollo Management and Cowen Group, Inc. and non-recurring consulting expenses.

g)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures and non-cash asset write-offs; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees and retention of current employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; store pre-opening costs; and severance and transaction-related costs.